Exhibit 99.1

Transcript of Webcast Conference Call

Regarding Q3 Financial Results of

PDL BioPharma, Inc.

November 2, 2006

(4:30PM ET)

C O R P O R A T E     P A R T I C I P A N T S

Ami Knoefler

PDL BioPharma - Senior Director, Corporate and Investor Relations

Mark McDade

PDL BioPharma - CEO

Andrew Guggenhime

PDL BioPharma – SVP and CFO

Richard Murray

PDL BioPharma – SVP and Chief Scientific and Technical Officer

C O N F E R E N C E    C A L L     P A R T I C I P A N T S

Matt Rodin

JP Morgan - Analyst

Jason Zhang

Prudential Equity - Analyst

Bret Holley

CIBC World Markets - Analyst

Joel Sendek

Lazard Capital Markets - Analyst

Phil Nadeau

Cowen & Company - Analyst

Katherine Xu

Pacific Growth Equities - Analyst

Jennifer Chao

Deutsche Bank - Analyst

Elise Wang

Citigroup - Analyst

Tom McGahren

Merrill Lynch - Analyst

P R E S E N T A T I O N

Operator

Good day and welcome to the PDL BioPharma third quarter financial results conference call. Today’s call is being recorded. For opening remarks and introductions, I would now like to turn the call over to Ms. Ami Knoefler, PDL’s head of Corporate and Investor Relations. Please go ahead, ma’am.

Ami Knoefler

Good afternoon and welcome to PDL BioPharma’s conference call and webcast to discuss third quarter financial results and performance. I’m pleased to have with me here today members of PDL’s executive team, including: Mark McDade, our Chief Executive Officer, Andrew Guggenhime, our Chief Financial Officer, and Dr. Richard Murray, our Chief Scientific and Technical Officer.

Before we begin, let me remind you that the information we will cover today contains forward-looking statements regarding our financial performance, clinical milestones and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that may cause differences between current expectations and actual results are described in our filings with the Securities & Exchange Commission, copies of which may be obtained at the investor section on our website at pdl.com. The forward-looking statements made in this presentation should be considered accurate only as of the date of this presentation and, although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future.

Our discussion today will include the presentation of non-GAAP measures of our performance and forward-looking guidance in addition to our GAAP financial information. We believe that these non-GAAP financial measures provide added insight into our performance by focusing on our ongoing core operations. And we use these non-GAAP financial measures for our own measurement purposes. Please consider these non-GAAP financial measures in addition to, not as a substitute for, our GAAP financial measures. For a reconciliation between our non-GAAP financial measures and our most directly comparable GAAP financial measures, please consult the press release we issued this afternoon, which is also available online in the investor section of our website at www.pdl.com.

Following some comments about the third quarter and related developments, we will be opening the call up for Q&A. I will now turn the call over to Mark McDade, PDL’s Chief Executive Officer.

Mark McDade

Thanks, Ami. Good afternoon everyone and thanks for joining our conference call today. I’d like to take just a moment to highlight a few key points from our third quarter and nine-month results.

First, in what is traditionally our weakest quarter, and for the fourth consecutive quarter, we achieved non-GAAP profitability, even when excluding a significant one-time revenue recognition event. This non-GAAP profitability is a clear reflection of our growing and diversified revenue stream that’s enabled us to sustain non-GAAP profitability over the past year.

Second, the solid 7% year-over-year growth for the third quarter from our portfolio of marketed products is encouraging, and reinforces the positive contribution that our product sales are having on both the top and bottom line. Our strong balance sheet and bottom-line performance would not be possible through royalties alone, although we clearly remain impressed by our licensees’ efforts fueling the continued growth of the royalty component of our business. Additionally, when evaluated independently, each of our three marketed products contributed to our non-GAAP profitability. Despite the disappointing performance of Retavase in the current quarter and in 2006 in general, the product continues to diversify our portfolio, while enabling sales of Cardene in certain customer segments, and offsetting the costs of operating our acute-care focused sales force these results that are consistent with our original aims anticipated when we purchased the drug in early 2005.

Third, as we’ve transitioned to an earnings-focused, commercial organization, our eye remains on carefully managing the bottom line and generating profitability while managing a significant product development portfolio in order to increase stockholder value. We have demonstrated that emphasis during the third quarter through a combination of ongoing expense management and disciplined R&D decisions, particularly regarding the ularitide and daclizumab asthma programs. We expect to see the continued benefits of this diligent attention to portfolio management and the bottom line during the fourth quarter and moving forward into 2007 and beyond. Meanwhile, we continue to focus more than ever on advancing our lead product, Nuvion, into hopefully a full registrational program during 2007.

In summary, I believe our year-to-date financial performance indicates that we’ve transitioned into a profitable biotech, at least on a non-GAAP basis, and we anticipate soon on a GAAP basis as well. It’s what our team has been promising to achieve, we’re ahead of schedule and, in my view, we’re ahead of expectations.

Now let me turn the call over to Andrew.

Andrew Guggenhime

Great, thanks, Mark. Good afternoon everyone. I’m pleased to report PDL’s third quarter 2006 financial results, reflecting a strong quarter with growth in sales of our marketed products, royalty revenue growth, and a continued focus on the bottom line.

In the third quarter, total revenues increased 44 percent to $111.4 million from $77.1 million in the third quarter of 2005. This revenue increase reflects significant year-over-year growth in our royalty revenues, the recognition of $18.8 million in deferred license, collaboration and other revenues related to the unplanned discontinuation of our asthma co-development collaboration with Roche, and, to a lesser degree, growth in sales of Cardene IV.

PDL recognized net product sales of $41.1 million in the third quarter from sales of Cardene, Retavase and IV Busulfex. Net product sales during the third quarter of 2005 were $43.6 million, which included $5.2 million of net sales of the off-patent, branded products that we divested in the first quarter of 2006. Excluding last year’s contribution from the now divested off-patent branded products, year-over-year sales in the quarter increased 7%. This growth is a strong signal for the potential of the company’s commercial operations, particularly with regard to Cardene I.V., although the increase was partially offset by the disappointing performance of Retavase. Now, let me review the performance of each of our individual products, starting with Cardene, our main product growth driver.

We continue to be pleased with the performance of our Cardene anti-hypertensive franchise. For the third quarter, net sales of Cardene increased 34% year-over-year, to $28.7 million in the most recent quarter as compared to $21.5 million during the same period in 2005. This figure includes approximately $300,000 in sales of Cardene SR, the rights to which PDL acquired from Roche in September 2006. This year-over-year growth reflects the underlying demand for Cardene, which we have previously indicated, based on NDC data, tends to be strongest in the second half of the year. It also reflects the continued efforts of our sales force to maximize opportunities for Cardene in both the neurology and vascular areas.

Let me expand more on the recent transaction to acquire all of Roche’s rights to Cardene. We’re delighted to have completed this transaction with Roche in early September, as it brought additional rights to PDL that further strengthen our Cardene franchise and pave the way for longer-term commercial efforts to grow the brand. We agreed to pay $13.9 million to acquire all of Roche’s rights, including the rights to the Cardene trademark, the rights to Cardene SR and inventories of Cardene SR. Of this $13.9 million, $3.7 million was due upon signing of the agreement, $6.7 million is due during the first half of 2007 upon the delivery of additional SR inventory and $3.5 million is due upon FDA approval of the tech transfer related to the manufacture of nicardipine, the active pharmaceutical ingredient in the manufacture of Cardene, which we expect to occur in 2008. We recognized $5.6 million of the purchase price as research and development expenses during the quarter.

Third quarter 2006 sales of Retavase, our novel thrombolytic for use in acute myocardial infarctions, or AMI, were $7.2 million versus $11.6 million during the prior year period. This significant decrease was largely due to the continued contraction of the overall thrombolytic AMI market, as well as challenging market conditions. As compared to the second quarter of this year, net sales of Retavase also decreased. Despite encouraging market share data, we are disappointed in the performance of Retavase and the slow response to our focused promotional programs for the brand. We hope to see the benefits of these efforts moving forward and have become increasingly targeted in our initiatives to gain market share in this declining market.

Sales of our third marketed product, IV Busulfex, a conditioning agent used in bone marrow transplantation, were $5.2 million during the third quarter of 2006 compared with $5.4 million in the prior year period, a relatively flat performance unrelated to any noteworthy developments during the quarter. Sales decreased mildly from net sales of $6.6 million during the second quarter, again unrelated to any product fundamentals. IV Busulfex performance continues to be largely driven by international sales, which can be inconsistent from quarter to quarter due to the timing and size of shipments we make to our international distributors for the product. We are pleased to report that the product was launched last month in Japan, thanks to the efforts of our distribution partner, Kirin Pharmaceuticals Group.

Royalty revenues increased by $16.5 million, or 64 percent, during the third quarter to $42.5 million, compared with $26.0 million in the same period last year. Key drivers of this royalty revenue growth were Genentech’s Avastin and Herceptin, which, during the third quarter of 2006, comprised 36 percent and 51 percent, respectively, of overall royalty revenues. During the quarter, PDL received royalty revenues from seven licensed antibody products, including the first quarter of royalty revenues from Lucentis, which represented royalties related to one day’s worth of Lucentis sales, since the product was launched on the last day of the second quarter. Third quarter royalty revenues did not reflect any royalties from sales of Tysabri, which was re-launched in the third quarter and for which we will recognize royalties in the fourth quarter, or of Zenapax, for which royalty payments are triggered only upon the achievement of a certain sales threshold.

Our third category, license, collaboration and other revenues, increased to $27.8 million in the third quarter from $7.5 million in the same period last year. This increase was primarily due to recognition of $18.8 million of deferred revenue related to the unplanned discontinuation of our collaboration with Roche for daclizumab in asthma. The deferred revenue recognized equals the portion of the payments from Roche related to the collaboration that we had not yet recognized. This revenue was realized in full upon termination of the asthma collaboration, as opposed to over the course of several years, which would have been the case if the collaboration had not been terminated. Additionally, subsequent to the end of the third quarter, we earned and received from Roche an additional $5.0 million milestone payment in connection with the asthma collaboration, which we expect to recognize as license, collaboration and other revenue in the fourth quarter of 2006.

Turning to expenses, our cost of product sales was $17.4 million in the third quarter compared to $22.2 million in the same period of 2005. Excluding non-cash amortization of product costs associated with the acquisitions of ESP Pharma, the rights to Retavase and the rights to Cardene from Roche, non-GAAP cost of product sales was $6.8 million, compared to $10.3 million in the third quarter of 2005, representing gross margins of 83.5% in the third quarter of this year as compared to 76.4% in the third quarter of last year. This was primarily related to a more profitable product mix, largely driven by Cardene I.V., which has higher margins than our other marketed products, a lower average royalty rate paid on sales of Cardene I.V., and lower manufacturing and inventory related costs. This last item was a result of a $1.0 million inventory write-down charge we took in the third quarter of 2005 related to the then-pending divestiture of the off-patent branded products. I’ll discuss our current expectations for overall 2006 margins in the context of our updated 2006 financial outlook.

Research and development expenses increased to $70.9 million in the third quarter of 2006 compared to $49.5 million in the third quarter of 2005. On a non-GAAP basis, R&D expenses were $54.8 million compared to $45.3 million in the same period in the prior year, and compared to $51 million during the prior quarter. The increase over 2005 primarily reflects increased spending for the Nuvion program. On a GAAP basis, the increase was also attributable to a $2.9 million increase in depreciation allocated to R&D and a $3.4 million increase in stock-based compensation costs. Additionally, the GAAP R&D expenses include the previously mentioned $5.6 million expense related to our recent acquisition of Roche’s rights to Cardene. Our R&D expenses for the quarter are lower than prior estimates primarily as a result of our strategic decisions to slow spending for the ularitide program pending a partnership.

SG&A expenses were $26.7 million, compared to $26.8 million in the third quarter of 2005. Non-GAAP SG&A expenses, which exclude depreciation and stock-based compensation costs, were $23.3 million compared to $26.3 million in 2005, a decrease primarily as a result of lower professional fees and other outside services. GAAP SG&A included a $2.4 million increase in stock-based compensation costs as a result of our adoption of FAS 123(R).

Total costs and expenses were $119.3 million in the third quarter of 2006 compared with $120 million in the third quarter of 2005. On a non-GAAP basis, costs and expenses during the third quarter were $84.9 million compared to $81.9 million in the prior year. A complete reconciliation of our non-GAAP results with comparable GAAP measures is included in the tables attached to today’s press release.

During the quarter and moving forward, we remain focused on careful and disciplined expense management and diligently managing our bottom line performance in the context of the many activities that require our resources. Moving to the bottom line, our GAAP net loss for the third quarter of 2006 and 2005 was $6.7 million and $ 45.2 million, respectively, or $0.06 and $0.43 per basic and diluted share. Our non-GAAP net income for the third quarter of 2006 was $26.5 million or $0.23 per basic and diluted share, compared with non-GAAP net loss of $4.7 million, or $0.04 per basic and diluted share in the third quarter of 2005. Even excluding the $18.8 million in license, collaboration and other revenue related to the asthma termination, we still achieved non-GAAP net income in the quarter. Non-GAAP diluted EPS excludes the approximately 23 million shares underlying our convertible notes.

In the first nine months of 2006, we generated $73 million in cash flow from operating activities, a significant increase of $59.5 million over the $13.6 million generated in the first nine months of 2005. Our total cash, cash equivalents, marketable securities and restricted cash and investments balance as of the end of the quarter was $422.3 million, up $88.3 million compared to the year-end 2005 balance. We continue to see the positive impact of a diversified and growing revenue stream, fueled in the last two years by the acquisition and contribution of our marketed products, and the significant increase in our royalty revenues.

As described in our press release, we are also updating our full year 2006 financial guidance to reflect our current outlook for the year based on three quarters of actual results and our estimates for the final quarter. This involves refining our total revenue estimates to a range of $405 to $420 million, within our prior guidance of $400 to $430 million. We are also updating our expectations regarding the components of that revenue as follows.

First, we are changing our net product sales to an expected range of $162 to $167 million, a decrease from our prior expectation of $175 to $185 million due to the under-performance of Retavase.

Second, we are increasing our royalty revenue guidance to a range of $183 to $185 million, up from our prior estimates of $170 to $180 million.

We are also increasing our expectations for license, collaboration and other revenues to $60 to $68 million compared to prior guidance of $55 to $65 million. This relatively wide range reflects the nature of licensing revenue payments that can vary and are significantly affected by the progress of our collaboration programs.

Turning to expenses, we continue to expect full year cost of product sales to average approximately 23% as a percentage of net product sales, representing a gross margin of 77%. This excludes amortization of product rights, which are detailed in the financial tables accompanying today’s press release. This translates to an estimated cost of product sales for the year in the range of approximately $37 to $38 million.

On a non-GAAP basis, we anticipate total R&D and SG&A expenses in 2006 of $311 to $319 million, a decrease from our prior guidance range of $350 to $365 million. We now expect lower R&D expenses in the range of $216 to $221 million from the prior range of $257 to $267 million. This primarily reflects a significant decrease due to the previously mentioned reduction in R&D expenses related to the ularitide clinical program and, to a lesser degree, the daclizumab program in asthma.

Our revised expectation for non-GAAP selling, general and administrative expenses is $95 to $98 million, within the previously issued range of $93 to $98 million.

And finally, for the full year 2006, we expect non-GAAP net income in the range of $55 to $60 million, which significantly exceeds the previously anticipated range of $8 to $23 million. On a diluted per share basis, this translates to a non-GAAP EPS range of $0.47 to $0.51 per share based on an estimated weighted average number of shares outstanding for the year of approximately 118 million. The contribution to this non-GAAP EPS estimate from the $18.8 million of revenue recognized this past quarter is approximately $0.16 per share. These non-GAAP expenses to not include depreciation of property and equipment, amortization of stock-based compensation, amortization of intangible assets and certain other items, the estimates for which are described in detail in today’s press release.

As we look forward beyond 2006 and toward Vision 2010, the diversification of our revenue stream, the breadth of our clinical programs, the strength of our antibody discovery capabilities and the dedication of our team of over 1,000 employees cause us to be quite optimistic about the future here at PDL. We reaffirm our 2005 to 2008 royalty revenue CAGR estimate of 25%; however, given the disappointing performance of Retavase, we no longer believe we can achieve an equivalent CAGR on our current portfolio of marketed products. While we remain very focused on generating bottom-line growth over the long-term, we do expect to further invest in our business to grow product sales, advance our clinical programs, and expand our pipeline. We will also continue to strengthen our infrastructure to support these initiatives as a commercial enterprise. We look forward to sharing our thoughts about this strategy in context of our 2007 aims early next year.

With that, I’ll now turn the call back over to Mark.

Mark McDade

Thanks Andrew. I’d like to first share some important news related to our clinical organization and then provide you with an update on our key efforts and events related to our clinical pipeline.

It is with mixed emotions a I announce that Steve Benner is stepping down today from the position of Senior Vice President and Chief Medical Officer, and will resign from PDL to pursue other interests effective February 2, 2007. In the interim period, Steve has agreed to provide us with valuable ongoing insights and assistance, while we aggressively embark on the search for his successor in the Chief Medical Officer role.

Steve joined PDL in November 2002, and has played an important role in helping spearhead PDL’s emergence as a late-stage development firm and one that is fully integrated. A firm advocate of the acquisitions of both EOS and ESP, Steve’s foresight and diligence were, in my view, an instrumental component in our subsequent successes attained from each of these strategic decisions. Under his watch, we’ve conducted the largest trials in our history, and built a much stronger clinical development organization. I’d like to personally thank Steve for his four productive years at PDL, and wish him the best in his future endeavors.

Now, let me move on to an update of our clinical development programs, which we believe have significant and underestimated longer-term value.

Without question, our highest priority development program is Nuvion, or visilizumab, currently in Phase 2/3 development for the treatment of IV steroid refractory ulcerative colitis, or IVSR-UC. During the third quarter, we continued to enroll patients into the Phase 2/3 pivotal trial of Nuvion in patients with IVSR-UC, a study we refer to as RESTORE 1. We plan to initiate a second pivotal Phase 3 study, called RESTORE 2, once the Data Monitoring Committee, or DMC, and the FDA have recommended proceeding with the second study, and pending an interim analysis from the first 60 patients in RESTORE 1. To date, we have enrolled more than two-thirds of patients in the Phase 2 portion of the RESTORE 1 trial, and are tracking towards an estimated DMC review in the second quarter of 2007. Around the time of the DMC review, we expect to provide more details related to our expected timing for the RESTORE 2 study accrual and completion, as well as a target BLA filing of Nuvion in both the U.S. and the EU.

As part of the RESTORE program, we have also initiated a suite of supportive trials for Nuvion in patients with IVSR-UC. These include an ongoing trial evaluating lower doses of Nuvion, and a retreatment trial that may help determine if Nuvion can be used as a maintenance therapy. A related observational study is ongoing monitoring long-term follow up for patients treated with Nuvion. Finally, a study of Nuvion in pediatric UC patients is also planned for 2007.

Earlier this year at DDW 2006 in May, we presented promising data for Nuvion in patients with Crohn’s disease. Additional clinical data in Crohn’s disease and preclinical mechanistic data of Nuvion were presented last week at the 14th United European Gastroenterology Week in Berlin. While we are encouraged by these newest results, our development efforts are currently focused on the ongoing studies in patients with IVSR-UC and subsequent registrational efforts in this important unmet medical condition. I’ll add here that we continue to evaluate the potential for a development partnership for Nuvion, particularly as it may relate to its development outside the indications of inflammatory bowel disease, where we now have strong supporting data.

For ularitide, we plan to start our Phase 1 study in the U.S. by early 2007. This will be a small study of approximately 40 heart failure patients to address the safety of higher ularitide doses. In the meantime, we’re working hard to find a suitable cardiovascular partner for this program before pushing ahead into later-stage trials, so our Phase 3 trials as planned are currently on hold.

Turning now to our Phase 2 clinical programs, daclizumab is in development with Biogen Idec for multiple sclerosis and with Roche for transplant indications. The next step in the MS program is the anticipated completion in mid-2007 of the Phase 2 CHOICE study of daclizumab plus beta interferon versus beta interferon alone in relapsing, remitting MS patients. We expect to have the initial results of this trial at the 44-week endpoint in 270 patients in mid-2007. Separately, with Biogen Idec, we intend to begin a monotherapy trial in patients with relapsing, remitting MS using a subcutaneous formulation of daclizumab manufactured in our new biologics facility that has just begun GMP production runs this past quarter. Biogen Idec will lead this study, which we now anticipate to begin in early 2007.

In collaboration with our partner Roche, we also plan to initiate a Phase 2 trial of daclizumab in the area of chronic transplantation during 2007. This is an important area of development for daclizumab, which could potentially move its currently approved use from acute prevention of transplant rejection following transplantation to a repeated dosing regimen, significantly expanding the potential for daclizumab in the transplant setting. Planning for the design of this important study is underway and we plan on providing an update in the new year.

Volociximab, also known as M200, is under development in collaboration with our partner Biogen Idec for the treatment of solid tumors. Currently, there are three ongoing Phase 2 open-label clinical trials of volociximab administered either as a single agent or in combination with chemotherapy as part of treatment regimens for metastatic renal cell carcinoma, adenocarcinoma of the pancreas and melanoma. As previously disclosed, we are encouraged by the early signs of tolerability and activity suggested by these exploratory trials, and look forward to presenting final results from these studies in mid-2007. With Biogen Idec, we are also planning additional Phase 2 randomized trials in various solid tumors to begin during 2007. We plan on providing a more detailed outlook on the latest data and later-stage development plans for volociximab around the time of ASCO in 2007. We and our partner Biogen Idec have never been more excited about volociximab than we are today.

Finally, before I turn the call to our Chief Scientific and Technical Officer, Dr. Richard Murray, to discuss our next clinical candidate, I’d like to emphasize the importance of this emerging program, referred to as PDL063. This is our second new clinical candidate since the 2003 acquisition of EOS, and, in my view, serves notice of the fact that PDL should increasingly be recognized for novel antibody drug discovery efforts in oncology. Volociximab is the first, and represents a breakthrough potential target for therapeutic intervention, namely the alpha-5 beta-one integrin. We’ve led the way with this novel, non-growth factor dependent anti-angiogenic agent, and hope to show its importance as new clinical data emerges over the next year. PDL063, as you’ll learn shortly, is the result of our in-house efforts, and targets a unique cell-surface receptor that appears specific to malignant myeloma cells. And the next programs we hope to bring into the clinic, possibly with 2007 or 2008 INDs, are directed to very novel targets outside the scope of currently published antibody drug development. This is risky, no question. But we believe this portion of our approach is pioneering, and it’s the way to perhaps find real breakthroughs. That’s where our antibody discovery and process development efforts are aimed, and I believe we’ll see some important advances in the years ahead.

I’m now pleased to hand the call over to Rich.

Richard Murray

Thanks, Mark. I’m excited to provide an update today on our early stage research and development programs, as well as provide some perspective on recent initiatives at PDL to optimize our early-stage development timelines and activities.

First, is our newest therapeutic program, PDL063, for the treatment of multiple myeloma. Multiple myeloma remains a disease associated with extremely high morbidity and mortality. In the U.S., it is estimated that over 65 percent of patients will die within 5 years of diagnosis, and only 3 percent survive for 10 years. There is a significant unmet medical need for new treatment options for these patients who eventually relapse on chemotherapy and stem cell therapy. In recent years, the treatment paradigm for multiple myeloma has shifted from chemotherapeutic regimens to targeted therapies – PDL063 is a novel example of such a targeted approach.

PDL063 is a humanized monoclonal antibody product directed to a new target called CS1, a human cell surface glycoprotein, which is highly expressed on myeloma cells, but has restricted expression in normal cells, allowing for better targeting of the therapeutic effect of the antibody on the cell causing the disease. PDL researchers identified the target and its biology, created and characterized the clinical candidate, and demonstrated strong anti-tumor activity in preclinical model systems. We believe the program to be novel for both target and antibody, and are not aware of any similar programs currently in development. We are enthusiastic about our research team’s results, and the fact that this represents a fully-integrated approach combining biology expertise rooting from the EOS acquisition and the long history of antibody expertise from PDL.

In anticipation of the clinical program, we filed an IND in the United States for PDL063 in August of this year, and we expect to enroll our first patient into a Phase 1 clinical trial before the end of this year. The goal of the trial is to identify the maximum tolerable dose of PDL063 in patients with relapsed/refractory multiple myeloma and evaluate potential biomarkers of clinical activity. We will be testing doses ranging from 0.5 to 20 mg/kg in approximately 20 to 50 patients and anticipate swift enrollment into the study during 2007.

Four abstracts on the preclinical studies of PDL063 have been accepted for presentation at the American Society of Hematology Annual Meeting taking place in December in Orlando, Florida. These include three posters and one oral presentation, to be presented by PDL as well as collaborators at the Dana Farber Cancer Institute, the University of Arkansas and the Cleveland Clinic. These presentations will further characterize all of the preclinical work that has been done with PDL063, particularly the mechanism of action studies and tumor reduction studies, and characterization of the target expression in large numbers of multiple myeloma patient samples.

PDL063 represents the first entry into the clinic since the revamping of the research activities at PDL. Importantly, while we are enthusiastic about PDL063 and the upcoming presentations at the meeting, it is also worthy to note that the program does not represent a “one off” but reflects a more systematic approach to discovery and driving those new discoveries into clinical development.

We have identified another novel program, a humanized antibody for solid tumors, for our 2007 IND, and have a pool of additional possibilities to follow. Aside from the discovery of new programs, our teams in the Process Development, Manufacturing and Quality groups have redefined our technical and business practices. Our focus is to maximize speed with the necessary quality to begin the clinical work, and we believe our efforts will lead to a reduction of 4 to 6 months off our past timelines to get to the clinic. This will place our activity well within a competitive industry benchmark. As a reminder, this past summer, we qualified our new manufacturing facility, on time and on budget, to manufacture antibodies for clinical use, and are now operating at both 1000 liter and 10,000 liter capacity.

We look forward to reporting to you our progress on PDL063 and the next antibody program in our pipeline during 2007. Meanwhile, I’d like to thank our numerous collaborators for joining us on the PDL063 program, for we could not have moved this program forward as quickly without such broad investigator support.

With that, let me turn the call back to Ami.

Ami Knoefler

Thanks Mark, Andrew and Rich. Let’s move directly into the Q&A session. Operator, at this time, please begin the question and answer session.

QUESTIONS AND ANSWERS

Operator

Thank you very much. [OPERATOR INSTRUCTIONS] And we’ll take our first question from Geoff Meachan with JP Morgan.

Matt Rodin - JP Morgan - Analyst

This is Matt Rodin in for Geoff. Good afternoon, thanks for taking the question. Question on Nuvion enrollment. I think last quarter you had talked about a delay in the enrollment, in the initial enrollment of the study, of the 60-patient study. Can you talk about whether or not that is continuing and if you have been able to overcome those issues? Thank you.

Mark McDade - PDL BioPharma - CEO

Yes. This is Mark. I can answer that. We do believe we’ve overcome those issues, number one. We did talk about, on our second quarter call the fact that we had lost somewhere between three and six months on reaching the target for the DMC decision and we had moved that back on the last call to the second quarter of 2007. We now believe we’re very much on track with over two-thirds of the patients treated because we have resolved many of the issues that were largely not related specifically to patients but actually to site accrual itself. And we do believe we have put resolution in place on those various issues.

Matt Rodin - JP Morgan - Analyst

Okay. Thanks very much. And also a question on Daclizumab. Are you seeing any impact on enrollment of the choice trial with the introduction of Tysabri in the market?

Mark McDade - PDL BioPharma - CEO

Not on CHOICE, because CHOICE was fully enrolled as we announced actually quite a number of months ago, so there’s been no impact and we’re quite confident that we’ll see results in mid-2007.

Matt Rodin - JP Morgan - Analyst

Thanks very much.

Operator

We’ll take our next question from Jason Zhang with Prudential Equity.

Jason Zhang - Prudential Equity - Analyst

Question for Mark. Certainly would like to see you control your expense, but I guess going forward you still have to invest in order to grow in the future. I wonder at what point will we see the acceleration of R&D investment to be able to have — to help your 2010 goal. Are you — do you think the current run rate will be enough for your — the next few years R&D expense?

Mark McDade - PDL BioPharma - CEO

I’ll make one brief comment, Jason, then I’d actually like Andrew to handle it because it’s really a financial question. But we do think that the programs, for example, described by Rich will warrant continuing and growing investment. So I do think on an absolute dollar basis you’ll see growth in PDL’s development, and with that Andrew.

Andrew Guggenhime - PDL BioPharma - SVP, CFO

I would echo Mark’s comments. Clearly in any particular year it’s largely dependent on the activity we have. As you know, Jason, we have got a couple of programs that we had delayed pending partnerships and the outcome of those partnerships could have an impact as well on our 2007 spend, but I would say we do see the rate of increase in R&D expenses certainly shrinking over time.

Jason Zhang - Prudential Equity - Analyst

Then quickly have you made a decision on terlipressin pricing yet or is it still pending?

Mark McDade - PDL BioPharma - CEO

No. That’s a good question since we didn’t comment on it. We are working with our partner, Orphan Therapeutics, and awaiting a meeting with the FDA later this year. Once we have the outcome of those discussions with both our partner and the FDA, then we’ll make a determination on what the appropriate next steps are. We will reveal that information to the investment community as quickly thereafter as possible.

Jason Zhang - Prudential Equity - Analyst

Okay. Then another question quickly. Ularitide. Of course, your goal right now is to find a partner. So can you update us on that, and whether you think your position not to initiate Phase 3 is helping you or not helping you with your partnership discussion?

Mark McDade - PDL BioPharma - CEO

Sure. Let me answer the latter first, because I do believe that based on the conversations we’re having, which are numerous, although I’m not going to specify how numerous, it was the wisest decision to put things on hold. In terms of partnering, the only comments we make are that we are in numerous conversations. We’re looking for a cardiovascular competent partner. It may be global, or it may be more European centric in nature and we hope to conclude a partnership in the 2007 time frame.

Jason Zhang - Prudential Equity - Analyst

Thanks.

Mark McDade - PDL BioPharma - CEO

Okay.

Operator

And we’ll take our next question from Bret Holley with CIBC World Markets.

Bret Holley - CIBC World Markets - Analyst

Just following up on Jason’s question. As far as ularitide goes the timing of the partnership by 2007 you should not — should that not like occur on that time line, would you move forward on your own, or is this something where this is kind of a make or break the partnership and no-go on the program?

Mark McDade - PDL BioPharma - CEO

I think we’ll just take a look at where we are next year in the absence of a partnership, because among other things we’ll have — we’re embarking on a Phase 1 study next year, and we’re doing some preclinical additional work in-house, and so that information, coupled with competitive assessment, coupled with what we learned from partnering discussions, I think will be helpful in guiding us towards a next step decision.

Bret Holley - CIBC World Markets - Analyst

On the competitive front, what are you hearing these days, on how ularitide really could potentially stack up against the competition?

Mark McDade - PDL BioPharma - CEO

Well, we continue to believe it’s the most advanced drug in the potential treatment of acute decompensated heart failure, Bret. So we are partnering not because we don’t have confidence. We actually have tremendous confidence, and the more data we generate, the more excited we get. But we’re partnering because we believe that’s what’s optimal for the program to globally commercialize the molecule.

Bret Holley - CIBC World Markets - Analyst

Okay. Thank you.

Operator

Our next question comes from Joel Sendek with Lazard Capital Markets.

Joel Sendek - Lazard Capital Markets - Analyst

Also a question on ularitide. Just wondering, given the dearth of product available out there, product profile for ularitide looking very attractive, I’m just surprised that you’re in a position where you’re putting the clinical trials on hold. It would seem to me that partnership could have been put to bed earlier. I’m wondering whether it was the process has been more difficult than you thought it would be, and if so, if you can offer up any reasons why.

Mark McDade - PDL BioPharma - CEO

Joel, are you referring to the process of partnering?

Joel Sendek - Lazard Capital Markets - Analyst

Yes.

Mark McDade - PDL BioPharma - CEO

We had not intended to partner prior to May, so we announced at that time that we were intending to move ahead and partner. I wouldn’t say the process has been difficult. There are numerous partners, it takes time to work through discussions and PDL isn’t looking for the highest bidder. We are looking for the best partner, and some of those discussions may include product rights in exchange for collaborating with Nuvion versus a more straightforward licensing type transactions. So I don’t see so far difficulties in the transactional process, and, again, because of a difference of opinion between investigators and the regulators in Europe, separate from the U.S., we think it’s prudent right now to have slowed things down in a trial that may not have satisfied the U.S. regulators’ needs in a larger scale study.

Joel Sendek - Lazard Capital Markets - Analyst

Okay. That’s helpful. Then I have a question on the gross margin as well. It seems if I do the math on the cost of goods guidance, compare that to third quarter results, that the gross margin improvements that you’re enjoying this quarter appear to be sustainable, at least to the fourth quarter. Am I doing that right? The reason I’m asking, is obviously modeling out in future years, and I know you’re not going to give guidance there but I just wanted to make sure that the trend line is sustainable.

Andrew Guggenhime - PDL BioPharma - SVP, CFO

Good question. Yes, with respect to Q4, we do believe those margins are sustainable. The year-over-year increase, which was approximately 76% in Q3 last year to 84% in Q3 this year was really driven by three reasons. First, Cardene, which is the highest margin product constituted 70% of revenue in the third quarter 2006 compared to 49% in the third quarter 2005, so the higher contribution of Cardene to the overall sales contributed to the increase in margin. Second, you’ll recall, and we first talked about this in the business update back in May, we had a royalty fee structure with respect to Cardene, and frankly all the programs, but with Cardene, tiered fee structure such that the royalty obligations that we owe diminish as cumulative sales in any particular year increase, and because in Q3 2006 we had — we enjoyed higher cumulative sales as compared to the last year, that contributed to the increase, and last year we also were hit with a $1 million inventory write-down charge. Looking forward, we would expect, all things being equal, to the extent Cardene increases and we do expect the growth rate of Cardene to lead the way, that would imply actually increasing margins in the future just because Cardene would represent an increasing mix to the overall portfolio, and if Cardene grows, which we certainly expect it to do, the average effective royalty rate in each and every year will actually go down.

Joel Sendek - Lazard Capital Markets - Analyst

Okay. That’s helpful. Thank you.

Operator

Our next question comes from Phil Nadeau with Cowen & Company.

Phil Nadeau - Cowen & Company - Analyst

Good afternoon. Thanks for taking my questions. My first is also on ularitide. I think in the past you have told us what ularitide’s IP is in the United States but I can’t recall hearing what it is in Europe. What is the patent protection on ularitide outside the U.S.?

Mark McDade - PDL BioPharma - CEO

We have a mixed patent portfolio in terms of both composition as well as formulations. And so the extent of protection ranges from 2012 to 2015, and we also believe in Europe in particular we would get protection from data exclusivity itself and it’s not in any indication.

Phil Nadeau - Cowen & Company - Analyst

Okay. That’s obviously not extremely long patent protection. How has that been viewed by partners? Is there anything they see that could extend the exclusivity significantly beyond the end of the Phase 3 trials?

Mark McDade - PDL BioPharma - CEO

I think so far it has not been viewed as a negative by partners. Let me put that it way. That’s because we do foresee in a combined effort between us and our partners a path ahead that we believe will provide better product protection for a longer duration of time.

Phil Nadeau - Cowen & Company - Analyst

Okay. And my second question is, on your guidance for growth of the ESP Pharma products, what type of top-line growth do you think those can deliver? I know you said it’s maybe not going to be as good as you once thought, but where do you think it could be today?

Andrew Guggenhime - PDL BioPharma - SVP, CFO

This is Andrew. I’ll take that one. We will be talking about that early next year, our expectations in terms of ongoing compounded growth rate. We do continue to expect growth driven principally by Cardene but we won’t be providing a specific percent target until early next year.

Phil Nadeau - Cowen & Company - Analyst

Last is on Retavase sales. Since that seems to be one that you’re focusing on as being the most disappointing. Is there anything that you feel you can do to turn that around in the next 12 or 24 months, either clinical trial results that are coming our or studies that maybe you’re planning?

Mark McDade - PDL BioPharma - CEO

Clinical trial results, there won’t be any until I think at earliest second half of 2007, because the Finesse trial in facilitated PCI in combination with Abciximab is ongoing. And we have stated before we do hope to see that data by the last part of the year. I think more important what we’re doing is much more targeted promotion where we have steered away really from city hospital where there’s a predominance of use of PCI itself and focused on the community hospitals and have also stepped up and increased our level of educational effort at the physicians in those community and outlying center hospitals. Such that that combination of efforts we think can help us drive potential increases in market share. The biggest problem overall is that in AMI in particular the use of thrombolytics, because of the increases in PCI, have continued to decline more than we originally expected.

Phil Nadeau - Cowen & Company - Analyst

Okay. Great. Thanks a lot.

Andrew Guggenhime - PDL BioPharma - SVP, CFO

Sure.

Operator

Our next question comes from Kathryn Xu with Pacific Growth Equities.

Katherine Xu - Pacific Growth Equities - Analyst

A couple questions on daclizumab. In asthma what is the current strategy on that? Are you going to push it forward yourself or find a partner?

Mark McDade - PDL BioPharma - CEO

We stated when we announced the disappointing news about Roche terminating the collaboration, that, in fact, we would slow our efforts down in order to take a look and determine if a partnering option were viable. So we have initiated that process. It is behind ularitide as a priority, but we are optimistic about finding partner in the 2007 time frame.

Katherine Xu - Pacific Growth Equities - Analyst

Great. With regard to the transplant indication, it seems that it’s been awhile, so what is holding up the initiation of the Phase 2?

Mark McDade - PDL BioPharma - CEO

What held it up is really the finalization of the — both preclinical and also Phase 1 studies that were required, and there were more than one of those as part of our Roche collaboration, and there were some complexities which we had previously talked about in terms of getting one of the trials underway. And I think it’s fair to say that part of the decision making process tied to the asthma termination was also slowing down the overall process as Roche went through some portfolio decisions. I do think that we’ll comment in the new year as to trial design time frames, et cetera, and hope that the pace will step up in the 2007 time frame.

Katherine Xu - Pacific Growth Equities - Analyst

Great. Thank you. One last question. Just curious about whether there’s any efforts in in-licensing any products, commercial products.

Mark McDade - PDL BioPharma - CEO

Yes, there is. We have talked about the possibility of filling a gap for our commercial organization which I think is proving itself quite adept in the hospital setting. And we think a product opportunity that’s in the acute care hospital setting would be appropriate, and can be managed along with our other two promoted products, which are Cardene and Retavase, between now and the 2008 time frame. So we’re looking pretty actively for products that fit in that space. They might either be in the areas that Rich’s team is pursuing, novel antibody discovery, namely oncology or inflammation, or they might be in a few other therapeutic indications but are solely acute care based.

Katherine Xu - Pacific Growth Equities - Analyst

So what is the time line on that?

Mark McDade - PDL BioPharma - CEO

We haven’t stated a specific objective other than that we are now constantly looking very aggressively. We don’t think we’re competing with big pharmaceutical companies because the size of a product that we think is attractive we believe is smaller than one that would be attractive to larger organizations. But I do think, based on the fact that we’re generating pretty nice positive cash flow, we can afford to use some of that cash flow to purchase either a very late-stage opportunity or a marketed drug. The other opportunity I mentioned is as we look at partnering and we are in partnering discussions obviously for daclizumab and also for ularitide, the potential to receive so-called quid pro quo in product rights is also another form of accessing commercially available product even in a co-promote with a major partner.

Katherine Xu - Pacific Growth Equities - Analyst

Great. Thank you very much.

Operator

Our next question comes from Jennifer Chao with Deutsche Bank.

Jennifer Chao - Deutsche Bank - Analyst

Thanks for taking the question. Maybe, Mark, just a little bit more on what you were just discussing. When we’re focusing on driving the revenue side of the equation, what else within PDL’s portfolio may be up for active discussions on partnerships? I think specifically would PDL consider partnering Nuvion just given how long it’s taken to get through this Phase 2 program? Is that maybe up for talks? Then you have given us some insight into some areas on where you might be looking for new partnerships in terms of leveraging your existing sales force. Might there be other disease areas that you think PDL also could be looking at and if you could share some of that with us? Thanks.

Mark McDade - PDL BioPharma - CEO

Sure. Good questions all. I think the other product that I mentioned in the call just a few minutes ago is Nuvion, as you point out, so I don’t think anything else in the portfolio is under consideration but we are looking at, outside of IBD, the potential partnering of Nuvion because we think it would accelerate effectively the life cycle management of a much broader array of diseases such as multiple sclerosis or diabetes that would have the potential to be treated using an anti CD3 humanized antibody. So those are becoming active, Jen, but, again, from a priority standpoint, ularitide number one and daclizumab number two in asthma. Other commercial opportunities, or near commercial opportunities in terms of disease areas, in the hospital setting, we look very carefully at the calling points that we make and tied to Cardene we have particularly good relationships with anesthesiologists, and neuro, and other ICU departments, with Retavase, and have forged very good relationships, as well as Cardene, in the emergency department. So we’re looking at those audiences and the potential novel drugs that patients in those areas would benefit from, and that’s driving us toward a small area of products such as those used in surgical pain, for example. I don’t think it will distract us in any way, shape or form in terms of our antibody discovery because we’ll keep that focused on oncology and inflammation, but that gives you an idea of the type of product that would complement the audience that we call on and allow us to drive overall revenue and profitability. We look at further to answer the question, we look at the assets that we have here, our people and our plants, and plant utilization through a potential collaboration is another form, and another set of assets that we believe could be valuable and could help us drive greater EBITDA going forward.

Jennifer Chao - Deutsche Bank - Analyst

Just a follow-up Mark. So with respect to the areas that you’re talking about, I presume you’re mostly talking about partnering licensing in those areas. Just given where you are on your cash and debt position here, I guess about even on both sides of that equation, would you consider M&A again, I guess, focusing on these areas and if so, what kind of dilution would PDL be willing to take in the next couple of years?

Andrew Guggenhime - PDL BioPharma - SVP, CFO

This is Andrew. I’ll take that question and maybe turn it over to Mark from a strategic standpoint. We continue to look at opportunities to add value to the Company, whether those are licensing opportunities or opportunities with respect to our existing programs. And in many cases obviously the acquisition of a product in a company are sometimes one and the same. So we’ll continue to look at opportunities that we believe drive stockholder value. In terms of the willingness to withstand dilution, I think, frankly, we need to look at that on a case-by-case basis. Our focus is on driving long-term value, not necessarily near term. So we’d look at it that way.

Jennifer Chao - Deutsche Bank - Analyst

Okay. Thank you.

Operator

And our next question comes from Elise Wang with Citigroup.

Elise Wang - Citigroup - Analyst

Hi. Just a few questions. Can you just clarify in your royalty revenue guidance, does that include all the new products that were launched, including Tysabri and Lucentis?

Andrew Guggenhime - PDL BioPharma - SVP, CFO

This is Andrew. The Q4 guidance includes Lucentis which did contribute immaterially to our Q3 royalty revenue and also does now include Tysabri which was launched in the third quarter, and that’s with respect to the Q4 guidance.

Elise Wang - Citigroup - Analyst

Regards to the Cardene SR product that you have acquired, if I recall, the patent for the IV Cardene expires on November 2009. Is the patent life for Cardene SR any different?

Andrew Guggenhime - PDL BioPharma - SVP, CFO

No, it it’s the same.

Elise Wang - Citigroup - Analyst

It’s the same. Okay. So in that regard, in terms of opportunities to continue to maintain that product sales opportunity, what is—?

Mark McDade - PDL BioPharma - CEO

Elise, we believe step 1 is work that’s underway to gain pediatric exclusivity with the FDA and that effort is underway, which would gain us an additional six months so that would be approximately May of 2010. Beyond that we are looking at alternative formulation strategies beyond which I really can’t disclose, but we are hoping to continue to develop the Cardene franchise beyond current patent life.

Elise Wang - Citigroup - Analyst

Okay. Coming back to the royalties, once again, can you tell us, have you yet reached the threshold with Genentech where your royalties are being triggered to the next level down yet?

Andrew Guggenhime - PDL BioPharma - SVP, CFO

Elise, this is Andrew. I’ll take that question. We did, in our third quarter, in terms of our royalty revenue, we did step into a second tier with respect to that royalty revenue. And our guidance for Q4 also does assume we move into yet another tier.

Elise Wang - Citigroup - Analyst

Very good. Thank you.

Operator

We’ll move to a question from Tom McGahren with Merrill Lynch.

Tom McGahren - Merrill Lynch - Analyst

Back to terlipressin, maybe a qualitative question, it failed a primary endpoint, but I believe in about a third of the patients it really reversed the hepatorenal syndrome, pretty effective and there seemed to be a buzz in ASLD about that. Is there a discussion ongoing about how to screen for the right patients for terlipressin, maybe give it a fast-track opportunity?

Mark McDade - PDL BioPharma - CEO

Well, there are a lot of different discussions, and we’re working with the investigator group that studied the drug, together with Orphan Therapeutics, to determine the best path. But again, beyond that, Tom, unfortunately I can’t comment.

Tom McGahren - Merrill Lynch - Analyst

Okay. Thanks.

Operator

We’ll go next to a question from Mark Monane with Needham Funds.

Ami Knoefler - PDL BioPharma - IR, Corporate Relations

Hello.

Mark McDade - PDL BioPharma - CEO

Mark?

Ami Knoefler - PDL BioPharma - IR, Corporate Relations

Operator, could we take the next question, please?

Operator

We’ll move on to a follow-up question from Jason Zhang with Prudential Equity.

Jason Zhang - Prudential Equity - Analyst

Thanks, Mark. First, I guess you are a little more realistic now about Retavase and so given that we know the market dynamics, given that we really haven’t been able to grow this product, just to stop the declining, is it possible in the future you can think about divesting?

Mark McDade - PDL BioPharma - CEO

I guess sometime way out in the future that might be a possibility, but we have shown that we’re gaining share, and as I stated on the call, and as Andrew reaffirmed, the drug is actually quite profitable for us, as one of the three. So we believe it’s an important entree to the emergency room, which has helped us gain access to more decision makers for Cardene, and we also believe that the emergency room is necessary in terms of forging relationships for ularitide, which we continue to believe we’ll be promoting actively in the U.S. So for those reasons I doubt it, unless it becomes really quite a drag to us, Jason, in terms of earnings potential, which at present it’s quite the opposite.

Jason Zhang - Prudential Equity - Analyst

Okay. Next question, again, just like to step back a little bit. You — couple years ago really transformed the Company from just a pure discovery part development to a discovery/development/commercialization company with the ESP acquisition, and obviously the commercial side is a little disappointing, only one product that really has great potential to grow in the next couple of years. We also saw a few setbacks in the clinical development and of course because of that you changed your R&D guidance. So how do you characterize your company in the next couple of years? Do you spend most of your time doing business development or still the focus of the Company is going to be successful in development or be successful in commercialization, or because of your concern about the bottom line you’re actually more focused on development, or licensing out your assets?

Mark McDade - PDL BioPharma - CEO

Well, I think I addressed some of that, Jason, in terms of Jennifer’s earlier question. If you think about PDL, we have got an exciting royalty stream, an exciting trio of products, clearly one of which has been a disappointment, but all three of which are profitable, and then we have a development pipeline that I firmly believe is going to be increased with novel programs over the next several years. So it’s not very essential that frankly we spend a great deal of time on business development activity, because our pipeline is going to prove that we actually know how to develop drugs. And so our time is going to continue to be quite heavily focused on the development of very novel drugs for the treatment of unmet medical diseases, the majority of which should be commercialized through the hospital channel, which is why we bought ESP.

Jason Zhang - Prudential Equity - Analyst

Thanks.

Operator

And there are no further questions at this time.

Andrew Guggenhime - PDL BioPharma - SVP, CFO

I’d like to make, this is Andrew, one more point to a question that Joel had asked earlier, just for purposes of ensuring clarification. The question was asked whether our margins are sustainable. I want to make sure that my comment is with respect to our full-year estimated margin of 77%, which we believe, as I said, is sustainable — not only sustainable but may grow with growth in sales of Cardene and the contribution to our overall portfolio mix and make it clear that the Q3 margin itself is not sustainable in each and every quarter because of the nature of the outbound royalty payments with respect to Cardene.

Ami Knoefler - PDL BioPharma - IR, Corporate Relations

Operator, if there are no further questions I’d like to condition conclude the call at this time, and as always, request that you direct any follow-up questions to our Corporate Investor Relations group.

Operator

And this does conclude today’s conference call. Thank you, everyone, for joining us. You may now disconnect.